                                 PRESS RELEASE
                                 -------------

     Orbit Technologies, Inc. . 5950 La Place Court., Suite 140 . Carlsbad, CA 92008 . (760) 918-9168 . fax: (760) 918-9213

For Immediate Release

Date:          September 14, 1999
Contact:       James B. Lahey, President  (760) 918-9168, Fax: (760) 918-9213

                      ORBIT TECHNOLOGIES RECEIVES EXPANDED
                         CONTRACT FROM LOCKHEED MARTIN

          -- Now Testing its Proprietary Encapsulation System for the
            Transportation and Disposal of Radioactive Materials --

Carlsbad, California -- September 14, 1999: Orbit Technologies, Inc. (OTC BB:
OBTY) announced today that Lockheed Martin Idaho Technologies Company (LMITCO), a division of Lockheed Martin Corporation (NYSE: LMT), has expanded the contract awarded earlier this summer to Orbit.

The original contract called for Orbit to evaluate its proprietary Polymer Encapsulation Technology (PET) for the disposal of actual pilot scale high level calcine waste processed at the Idaho Nuclear Technology and Engineering Center (INTEC). The modified contract increases the scope of Orbit's work to also include testing for the transportation of the calcine waste using the patent pending PET system.

The Company explained that the additional task indicates the Department of Energy's interest in expanding the use of Orbit's unique waste encapsulation system. With the strict requirements that apply to the transportation of nuclear waste, it is believed that the PET system can provide a safe and economical means of encapsulating and transporting significantly higher waste loads to final disposal sites.

The contract now under work for Lockheed Martin is the next step in Orbit's progression towards the commercialization of the Polymer Encapsulation Technology system.

Lockheed Martin Idaho Technologies Company (LMITCO) is a division of the energy and environment sector of Lockheed Martin Corporation, a highly diversified global enterprise principally engaged in the research, design, development, manufacture and integration of advanced-technology systems, products and services. The Corporation's core businesses span space, electronics, aeronautics, information and services, telecommunications, energy and systems integration.

Orbit Technologies, Inc. is an intellectual property holding company whose mission is to identify, develop, and acquire new and innovative technologies and devise commercial applications to be taken to market through licensing or joint venture partners.

                                      ###
--------------------------------------------------------------------------------
Forward-looking statements in this release are made pursuant to the "safe "harbor" provisions of the Private Securities Litigation Reform Act of 1995, Investors are cautioned that such forwarding-looking statements involve risk and uncertainties, including, without limitation, increased levels of competition for the Company, new products and technological changes, intellectual property rights, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. The application of new and revolutionary technologies is frequently subject to industrial acceptance and governmental regulations, and therefore there is no guarantee products will attain market recognition.

                                 PRESS RELEASE
                                 -------------

Orbit Technologies, Inc. . 5950 La Place Court., Suite 140 . Carlsbad, CA 92008.
                     (760) 918-9168 . fax: (760) 918-9213


For Immediate Release

Date:     September 21, 1999
Contact:  James B. Lahey, President (760) 918-9168, Fax: (760) 918-9213


            ORBIT TECHNOLOGIES INITIATES MARKETING EFFORTS IN ASIA
   -- Preparing for Commercialization Pending Completion of Lockheed Martin
                                  Contract --

Carlsbad, California - September 21, 1999: Orbit Technologies, Inc. (OTC BB:
OBTY) announced today that it intends to begin marketing its proprietary waste remediation technologies in Asia, specifically Korea, Japan, Taiwan, and China.

The Company said that product commercialization of its patent pending Polymer Encapsulation Technology (PET) should follow shortly after work is completed under Orbit's present contract for a division of Lockheed Martin Corp. (NYSE:
LMT). Orbit explained that the next steps should entail the development and operation of a pilot plant, to be followed by site demonstrations.

Orbit noted that its new marketing focus was precipitated by research that determined considerable market viability exists for its technology in Asia, where the Company's work for Lockheed Martin and the U.S. Department of Energy
(DOE) carries significant credibility.

To oversee the new campaign, Orbit hired Keel Tack Chu, a distinguished engineer with extensive chemical and polymer experience, to serve as managing director of the Asian operations. Chu has strong contacts within Asia, where he is familiar with the local environmental and safety demands. He is also analyzing current technology trends to define specific areas where Orbit's system can be best employed.

Beginning in Korea where waste storage and disposal fires have recently occurred, Chu has discussed Orbit's technology with various organizations. These include the Nuclear Environment Technology Institute at Korean Electric Power Corp., the Nuclear Fuel Cycle Development Center and the Radwaste Thermal Conditioning Project Team at Korea Atomic Energy Research Institute, Korea's Environmental Protection Agency (EPA) and Korea Institute of the Advanced Sciences and Technology.

Chu has worked throughout Asia and North America during his 30-year career. His background includes work at Kendall Co. LP, a subsidiary of Tyco International Ltd. (NYSE: TYC), Cyanamid Medical Devices Co., a subsidiary of American Home Products Corp. (NYSE: AHP), and the chemicals division of Union Technology Co., a subsidiary of Union Carbide Corp. (NYSE: UK).

Orbit Technologies, Inc. is an intellectual property holding company whose mission is to identify, develop, and acquire new and innovative technologies and devise commercial applications to be taken to market through licensing or joint venture partners.

                                      ###

--------------------------------------------------------------------------------
Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risk and uncertainties, including, without limitation, increased levels of competition for the Company, new products and technological changes, intellectual property rights, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. The application of new and revolutionary technologies is frequently subject to industrial acceptance and governmental regulations, and therefore there is no guarantee products will attain market recognition.